Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR APPOINTS WALTER G. BORST AS

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LISLE, Ill. (June 27, 2013) – Navistar International Corporation (NYSE: NAV) today announced that Walter G. Borst will join the company as executive vice president and chief financial officer (CFO). He succeeds Andrew J. (A. J.) Cederoth, whose departure was announced earlier this week.

Borst, 51, comes to Navistar from General Motors Company (GM), where he most recently was the chairman, chief executive officer and president of GM Asset Management, responsible for managing approximately $85 billion in assets, predominantly for the GM benefits plans. Prior to that, he spent seven years as GM’s treasurer and more than two years as chief financial officer of Adam Opel AG.

“We are pleased to have Walter joining our leadership team as we move through our turnaround and reposition our company for future profitability and long-term success,” said Troy A. Clarke, Navistar’s president and CEO. “Walter is a highly qualified executive with broad and deep financial expertise. He has proven himself in a wide array of key financial leadership roles at one of the world’s largest vehicle manufacturers, all of which makes him the right person to lead our financial operations and functions going forward.”

“I’m excited to be joining Navistar and look forward to helping shape the company’s financial and strategic direction for the benefit of its shareholders,” said Borst. “I’m confident that Navistar is on the right track under Troy Clarke’s leadership and am delighted that I’ll have the opportunity to work with him and the rest of the Navistar team.”

Borst, who officially starts with the company on August 1, will report to Clarke and serve on the company’s senior leadership team.

About Walter G. Borst

Borst has served as chairman, CEO and president of GM Asset Management since May 2010. In this role, he also served as the firm’s chief investment officer, responsible for the implementation of the firm’s investment process and its overall business strategy.

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Previous to this most recent position, he was vice president and treasurer at GM from 2003 to 2010. Borst also served as CFO of GM’s Opel business in Ruesselsheim, Germany, from 2000-2002. Prior to that time, Borst served in various treasury, controller and financial operating capacities at GM, including director of financial analysis and planning for GM Europe and assistant treasurer. He was with GM for 33 years. He holds a bachelor’s degree in industrial administration from General Motors Institute (now Kettering University) and a master’s degree in business administration from Stanford University.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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